Exhibit 8.2

575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax

September 30, 2013

Saehan Bancorp

3580 Wilshire Blvd., Suite 600

Los Angeles, California  90010

Re:                             Federal Income Tax Opinion Issued to Saehan Bancorp in Connection with the merger of Merger Acquisition Corp. and Saehan Bancorp

Ladies and Gentlemen:

We have acted as special tax counsel to Saehan Bancorp, a California corporation (“Saehan”), in connection with the merger (the “Merger”) of Saehan with and into WS Merger Acquisition Corp., a California corporation (“Newco”) and wholly owned subsidiary of Wilshire Bancorp, Inc., a California corporation (“Wilshire’), with Newco surviving, pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of July 15, 2013 by and between Wilshire, Newco and Saehan (the “Merger Agreement”).  Pursuant to the requirements of Section 6.3 of the Merger Agreement, you have asked us to render an opinion with respect to the qualification of the Merger as a reorganization under the Internal Revenue Code of 1986, as amended (the “Code”).  Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below are our opinions, together with the representations, assumptions and documents upon which we have relied in rendering our opinions.

A.                                    Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

1.                                      the Merger Agreement;

2.                                      the Registration Statement of Wilshire originally filed on Form S-4 with the Securities and Exchange Commission on September 3, 2013, as amended (the “Registration Statement”);

3.                                      the Certificates of the Wilshire and Saehan, delivered to us on or about September 30, 2013, with respect to various factual representations and certifications (collectively, the “Certificates”); and

4.                                      such other documents as we have deemed necessary or appropriate for purposes of this opinion.

CENTURY CITY    CHARLOTTE    CHICAGO    IRVING    LONDON    LOS ANGELES    NEW YORK    OAKLAND    ORANGE COUNTY    SHANGHAI    WASHINGTON, DC    WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

B.                                    Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C.                                    Assumptions

In connection with the opinions rendered below, we have assumed that:

1.                                      all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.                                      the Merger and the other transactions specified in the Merger Agreement will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.                                      the Merger will qualify as a statutory merger under the applicable laws of the state of California;

4.                                      the Merger will be reported by the Wilshire and Saehan on their respective income tax returns in a manner consistent with the opinion set forth below; and

5.                                      the Certificates are true and accurate in all material respects as of the Effective Time of the Merger.

D.                                    Opinion

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement, it is our opinion that under current U.S. federal income tax law, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

E.                                     Limitations

1.                                      Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the

Internal Revenue Service, all as in effect on the date of this letter.  These authorities may be amended or revoked at any time.  Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter.  There is no assurance that legislative, judicial, or administrative changes will not occur in the future.  We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.                                      The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates.  To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations.  We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Merger Agreement.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way.  Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by either the Wilshire or Saehan) could adversely affect the opinions stated herein.

3.                                      No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.  This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.                                      This opinion letter is issued to Saehan in satisfaction of Section 6.3(d) of the Merger Agreement.  This opinion letter may be filed as an exhibit to the Registration Statement.  Furthermore, we consent to the reference to Katten Muchin Rosenman LLP under the caption “Material U.S. States Federal Income Tax Consequences of the Merger” in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP